EXHIBIT 99.1

Media Contacts:	Investor Contacts:
Jenielle Alonso	Steve Frank
1-973-945-4333 (o)	1-973-822-7141 (o)
jenielle.alonso@zoetis.com	steve.frank@zoetis.com

Laura Panza	Nick Soonthornchai
1-973-975-5176 (o)	1-973-443-2792 (o)
laura.panza@zoetis.com	nick.soonthornchai@zoetis.com

Zoetis Declares Third Quarter 2024 Dividend

PARSIPPANY, N.J. – May 22, 2024 –The Board of Directors of Zoetis Inc. (NYSE:ZTS) has declared a dividend of $0.432 per share for the third quarter of 2024. The dividend will be paid on Wednesday, September 4, 2024, to all holders of record of the Company’s common stock as of the close of business on Thursday, July 18, 2024.

About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After innovating ways to predict, prevent, detect, and treat animal illness for more than 70 years, Zoetis continues to stand by those raising and caring for animals worldwide -- from veterinarians and pet owners to livestock farmers and ranchers. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $8.5 billion in 2023 with approximately 14,100 employees. For more information, visit www.zoetis.com.

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking
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statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our most recent Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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